Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-19103 and 333-19099) of Cabot Corporation of our report dated June 27, 2008 relating to the financial statements of the Cabot Retirement Savings Plan (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the valuation of an investment) appearing in this Annual Report on Form 11-K for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 27, 2008